                                                                     Exhibit 4



                  FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

This First Amendment to Revolving Credit Agreement (this "Amendment") is entered into at Columbus, Ohio, by and between The Huntington National Bank, as lender (the "Bank"), and R. G. Barry Corporation, as borrower (the "Borrower"), as of the 28th day of February, 2002, in order to amend the Revolving Credit Agreement entered into by and among the Bank and the Borrower as of the 12th day of March, 2001 (the "Credit Agreement").

         Whereas, the parties to this Amendment desire to amend certain of the provisions of the Credit Agreement, the Credit Agreement is hereby amended as follows:

         1. Section 3.40 of the Credit Agreement is hereby amended to recite in its entirety as follows:

                  3.40     "Termination Date" means April 30, 2003.

         2. Section 9.13 of the Credit Agreement is hereby amended to recite in its entirety as follows:

                  9.13 EBITDA. Permit Consolidated Net Income plus Consolidated Net Interest Expense, consolidated taxes, consolidated amortization and consolidated depreciation ("EBITDA") to be less than the following amounts at the end of each of the following periods:

                  Periods                            EBITDA

                  Quarter ending March 30, 2002                     ($7,500,000)
                  Two quarters ending June 29, 2002                ($12,000,000)
                  Three quarters ending September 28, 2002          ($6,000,000)
                  Four quarters ending December 28, 2002             $3,500,000

         3. Section 9.2 of the Credit Agreement is hereby amended to recite in its entirety as follows:

                  9.2 Maintenance of Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth to be less than (i) $46,500,000 as of March 30, 2002, (ii) $43,500,000 as of June
                  29, 2002, (iii) $47,500,000 as of September 28, 2002, and (iv)
                  $53,000,000 as of December 28, 2002, and as of the end of each fiscal quarter thereafter.

         4. The Borrower represents and warrants that no Event of Default has occurred and is continuing, nor will any occur immediately after the execution and delivery of this Amendment by the performance or observance of any provision hereof.

         5. Each reference to the Credit Agreement, whether by use of the phrase "Credit Agreement," "Agreement," the prefix "herein" or any other term, and whether contained in the Credit Agreement itself, in this Amendment, in any document executed concurrently herewith or in any loan documents executed hereafter, shall be construed as a reference to the Credit Agreement as amended by this Amendment.

         6. Except as previously amended and as modified herein, the Credit Agreement and the Loan Documents shall remain as written originally and in full force and effect in all respects, and nothing herein shall affect, modify, limit or impair any of the rights and powers which the Banks may have thereunder.

         7. The Borrower agrees to perform and observe all the covenants, agreements, stipulations and conditions to be performed on its part under the Credit Agreement, the promissory note executed and delivered in connection herewith, the Loan Documents, and all other related agreements, as amended by this Amendment.


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         8. The Borrower hereby represents and warrants to the Bank that (a) the
Borrower has legal power and authority to execute and deliver the within Amendment; (b) the respective officer executing the within Amendment on behalf of the Borrower has been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions provided for herein; (c) the execution by the Borrower and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with the articles of incorporation, regulations or by-laws of the Borrower or any law applicable to the Borrower or result in the breach of any provision of or constitute a default under any agreement, instrument or document binding upon or enforceable against the Borrower; and (d) this Amendment and the promissory notes executed and delivered in connection herewith constitute valid and legally binding obligations upon the Borrower, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, to general equitable principles and to applicable doctrines of commercial reasonableness.

         9. This Amendment shall become effective only upon its execution by the Borrower and the Bank. Execution of this Amendment by the parties hereto may be in any number of counterparts, but all of such counterparts when taken together shall constitute one and the same document.

         10. The capitalized terms used herein shall have the same meanings as the capitalized terms used in the Credit Agreement.


         IN WITNESS WHEREOF, the Borrower and the Bank have hereunto set their hands as of the 28th day of February, 2002.

ATTEST:                                 R. G. BARRY CORPORATION


                                        By: /s/ Michael Krasnoff
---------------------------                 --------------------------------
                                            Michael S. Krasnoff, Vice President


                                        THE HUNTINGTON NATIONAL BANK


                                        By:  /s/ Bud Ward, SVP
                                             -------------------------------
                                             Bud Ward, Senior Vice President





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